Exhibit 99.1

NEWS RELEASE

For further information, contact:	Paul A. Bragg – Chairman and Chief Executive Officer
(281) 404-4700

VANTAGE DRILLING COMPANY ANNOUNCES PRICING OF

PUBLIC OFFERING OF ORDINARY SHARES

HOUSTON, TX – July 26, 2010 – Vantage Drilling Company (“Vantage”) (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) announced today that it has priced its public offering of 45,454,545 of its ordinary shares at a price to the public of $1.10 per share. Vantage has also granted the underwriters an option exercisable for a period of 30 days to purchase up to an additional 6,818,182 ordinary shares to cover over-allotments, if any. Assuming no exercise of the underwriters’ over-allotment option, Vantage expects to receive gross proceeds of approximately $50.0 million. Concurrently with the pricing of this offering, Vantage announced that its wholly-owned subsidiary Offshore Group Investment Limited priced its offering of $1.0 billion in aggregate principal amount of 11.500% Senior Secured First Lien Notes due 2015 (the “OGIL Notes”).

The closing of the offering is expected to occur on or about July 30, 2010, subject to the closing of the offering of the OGIL Notes, the closing of Vantage’s previously announced acquisition from F3 Capital of the 55% interest in Mandarin Drilling Corporation (the owner of the construction contract for the Platinum Explorer) that Vantage does not own (the “Acquisition”), and other customary closing conditions. The net proceeds from these concurrent offerings, if completed, are expected to be used to fund the Acquisition, to fund the remaining construction payments for the Platinum Explorer, to refinance certain of its outstanding indebtedness, including the 13  1/2% Senior Secured Notes issued by P2021 Rig Co., a wholly-owned subsidiary of Vantage, and its existing credit facility, and for general corporate purposes.

Jefferies & Company, Inc. and Johnson Rice & Company L.L.C. are acting as joint book-running managers for the offering. The offering was made under Vantage’s effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). Prospective investors should read the preliminary prospectus supplement and the shelf registration statement for more complete information about Vantage and the offering. Copies of the preliminary prospectus supplement and the accompanying prospectus and, when available, copies of the final prospectus supplement will be available on the SEC’s website, www.sec.gov, and by contacting Jefferies & Company, Inc., at 520 Madison Avenue, 12th Floor, Syndicate Middle Office, New York, NY 10022, Attention: Stephen M. Ficara, or by phone at 212-284-3418, or by contacting Johnson Rice & Company L.L.C., at 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113, or by phone at (504) 525-3767.

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

About the Company

Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of nine owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about Vantage, Vantage’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, Vantage has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Vantage may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Vantage also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.